U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
() Form 3 Holdings Reported
(x) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Ramat, Charles S.
   1185 Park Avenue
   New York, NY  10128
2. Issuer Name and Ticker or Trading Symbol
   Aris Industries, Inc. AISI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/97
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Chairman, President and CEO

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common                       |      |    |                  |   |           |647465             |D     |                           |
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Common Stock [1]             |      |    |                  |   |           |105135             |I     | [2]                       |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Opt to Buy Com Stck     |$1.00   |8/28/|A   |750000     |   |8/28/|8/28/|Common      |750,000|N/A    |            |D  |            |
(1993  Stock Incentive  |        |97   |    |           |   |05 [3|07   |            |       |       |            |   |            |
Plan)                   |        |     |    |           |   |]    |     |            |       |       |            |   |            |
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Opt to Buy Com Stck     |$0.10   |12/18|X4  |           |508|12/18|12/18|Common      |50,833 |N/A    |            |D  |            |
(1993  Stock Incentive  |        |/97  |    |           |33 |/97  |/06  |            |       |       |            |   |            |
Plan)                   |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Opt to Buy Com Stck     |        |     |    |           |   |     |     |Common      |       |       |1251667     |D  |            |
(1993  Stock Incentive  |        |     |    |           |   |     |     |            |       |       |            |   |            |
Plan)                   |        |     |    |           |   |     |     |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. This filing shall not be deemed an admission that the Reporting Person is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of such shares.
2. By Trusts f/b/o children of reporting person.
3. Subject to earlier vesting and exercisability on certain refinancing of the issuer's indebtedness, if it should occur.


SIGNATURE OR REPORTING PERSON
Charles S. Ramat
DATE
1/28/98